Exhibit 1

FOR IMMEDIATE RELEASE

December 2, 2004

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Announcement of Acquisition of Shares of
YAMAGEN Securities Co., Ltd and its Establishment as a Subsidiary

Nissin Co., Ltd. (the “Company”) hereby announces that the Company and Japan Asia Holdings (Japan) Limited (Head Office: Chuo-ku, Tokyo; Representative Director: Tetsuo Yamashita) have entered into a share transfer agreement pursuant to which the Company will acquire from Japan Asia Holdings (Japan) Limited 100% of the issued shares of YAMAGEN Securities Co., Ltd (Head Office: Osaka City, Osaka; Representative Director and President: Yasushi Takao)

1.     Reason for the acquisition of shares
The Company and its group (the “NIS Group”) have been promoting the “Financial Version of OEM,” a structure that aims to satisfy business owners’ financial needs by combining the Company’s credit know-how and sales power with the name recognition and customer base of alliance partners in order to offer new financial solutions in response to business owners’ needs at any stage of growth. Moreover, in order to achieve this structure, the NIS Group has expanded its offerings beyond financing to include services such as investment, leasing/installment credit, real estate financing, insurance, etc.

Through the acquisition of shares, YAMAGEN Securities Co., Ltd. will become a wholly owned subsidiary of the Company, and initially maintain its current organization and continue its traditional business operations. The Company plans to look into various types of business development based on collaboration between YAMAGEN Securities Co. Ltd. and other companies of the NIS Group.

To date, the Company has invested in approximately 50 firms, primarily venture businesses with which the Company can expect synergies with our key business operations. Through participation in a securities business, the Company believes that it will be able to provide a full line of financial services from procurement to investment, as well as direct and indirect financing, to all businesses that are invested by or affiliated with the NIS Group.

The NIS Group will continue to expand business operations that will contribute to the growth of all businesses by seeking the successful provision of services needed by all business owners, preparing a one-stop response system for every kind of financial need, and providing “Total Financial Solutions.”

2.     Overview of YAMAGEN Securities Co., Ltd (as of December 2, 2004)

(1)	Trade name:	YAMAGEN Securities Co., Ltd

(2)	Representative:	Yasushi Takao, Representative Director and President

(3)	Location of head office:	3-10 Kawaramachi 2-chome, Chuo-ku, Osaka City, Osaka

(4)	Month and year established:	March, 1948

(5)	Description of business:	Securities business (General Trading Participant in the Tokyo Stock Exchange, Regular Trading Participant in the Osaka Securities Exchange, and Member of the Japan Securities Dealers Association)

(6)	Common stock:	¥1,620 million

(7)	Total number of issued shares:	7,036,050 shares

(8)	Major stockholders and voting rights ratio:	Japan Asia Holdings (Japan) Limited, 100%

Additionally, through a corporate separation, as of October 1, 2004, YAMAGEN Securities Co., Ltd. transferred its business operations other than the trading and private banking departments to Japan Asia Securities Co., Ltd. under the umbrella of Japan Asia Holdings (Japan) Limited. Clients prior to the corporate separation have also been transferred to Japan Asia Securities Co., Ltd.

3.     Summary of the acquisition of shares

(1)	Number of shares to be acquired:	7,036,050 shares (100% of issued shares)

(2)	Seller of shares:	Japan Asia Holdings (Japan) Limited

(3)	Schedule:	December 2, 2004:
Signing of the share transfer agreement

December 3, 2004: Payment for and assignment of shares

4.     Effect on the operating results
The effect of this acquisition of shares on current fiscal year performance of the Company will be insignificant.

5.	Special note regarding forward-looking statement

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;

•	competition from large consumer finance companies and other financial institutions;

•	our exposure to negative publicity about the consumer or business finance industries generally or us specifically;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the money lending business and to government policy, including Japan’s monetary policy;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	the uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decision;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and

•	regulations and increasing competition in the loan servicing market which Nissin Servicer Co., Ltd operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.